Exhibit 10r



             SUMMARY OF DIRECTOR AND EXECUTIVE OFFICER COMPENSATION.



         I. DIRECTOR COMPENSATION. The following table sets forth current rates of cash compensation for non-employee directors.


Annual Retainer
---------------

Audit Committee Chairperson                             $30,000
Compensation and Organization Committee Chairperson     $30,000
Lead Director Annual Retainer                           $30,000
Each Other Non-Employee Director                        $25,000

Board Meeting Attendance Fees
-----------------------------
Non-Employee Directors                                  $1,260

Committee Meeting Attendance Fees
---------------------------------
Committee Chairpersons                                  $1,500
Committee Members                                       $1,000

Telephone Meetings                                      50% of the fee entitled
                                                        had meeting been held in
                                                        person


         Under the 1998 Stock Incentive Plan, the retainer fee for non-employee directors is paid semi-annually in shares of Rogers capital stock, with the number of shares of stock granted based on their then fair market value. Stock options are also granted to each non-employee director twice a year. In 2004, such semi-annual stock option grants were for 2,250 shares each, and in both cases with an exercise price equal to the fair market value of a share of Rogers capital stock as of the date of grant. Such options are immediately exercisable and expire ten years from the date of grant.

         Under Rogers Voluntary Deferred Compensation Plan for Non-Employee Directors, such individuals may defer all or a portion of their annual retainer and meeting fees, regardless of whether such amounts would have been paid in cash or in Rogers capital stock.

         II. EXECUTIVE COMPENSATION. The following table sets forth the base salaries provided to the current Executive Officers of Rogers Corporation as of the dates shown below.

                                                  Annual Salary    Annual Salary
         Executive Officer                            4/1/04          4/1/05
         -----------------                            ------          ------

         Robert D. Wachob                            $384,098        $416,338
         President and Chief Executive Officer

         Robert C. Daigle                            $196,536        $214,006
         Vice President, R&D
         Chief Technology Officer

         John A. Richie                              $181,778        $190,762
         Vice President, Human Resources

         Robert M. Soffer                            $173,036        $181,584
         Vice President, Treasurer and Secretary

         Paul B. Middleton                           $168,038        $178,126
         Acting Chief Financial Officer
         and Corporate Controller

..

         Executive Officers are also eligible to receive a bonus each year under the Rogers Annual Incentive Compensation Plan. The Annual Incentive Compensation Plan has target bonuses of 60% to 75% of base salary for the CEO, and between 25% and 45% for the other executive officers, including the other current executive officers. Actual bonuses may vary from 0% to 300% of the target bonuses depending on performance relative to annual profit improvement objectives. These amounts are determined by the performance of Rogers (Net Income Per Share) and each division (Division Profit) versus the annual objectives. In general, the broader the responsibility of the executive, the larger the portion of his or her award which is based upon corporate, rather than divisional results; the corporate portion is 100% for the current executive officers. For 2004, overall corporate performance exceeded last year's results, which is the bonus threshold, and, as a result, all of the current executive officers earned a bonus.

         Bonuses earned by the Company's current executive officers for fiscal year 2004 are shown in the following table.

                                                              Fiscal Year
         Executive Officer                                     2004 Bonus
         -----------------                                     ----------

         Robert D. Wachob                                       $524,021
         President and Chief Executive Officer

         Robert C. Daigle                                       $142,794
         Vice President, R&D
         Chief Technology Officer

         John A. Richie                                         $130,950
         Vice President, Human Resources

         Robert M. Soffer                                       $103,881
         Vice President, Treasurer and Secretary

         Paul B. Middleton                                      $99,983
         Acting Chief Financial Officer and
         Corporate Controller

         III. EXECUTIVE OFFICER STOCK OPTION GRANTS. Executive officers of the Company are eligible to receive option grants each year, based on the individual's level in the organization, the same performance criteria used to determine salary adjustments, the number of shares granted in prior years and the total number of shares available for grants. These criteria are not weighted. Options generally have an exercise price equal to at least the fair market value of the Rogers stock as of the date of grant. Regular options generally have a ten-year life and generally vest in one-third increments on the second, third and fourth anniversary dates of the grant. Options granted to employees in 2004 had a special vesting schedule and selling restriction. All such 2004 options were immediately vested upon grant, but any options exercised during the first four years after the grant date cannot be sold while the individual is still actively employed by Rogers. Termination of employment because of retirement, or for other reasons, may shorten the vesting schedule and expiration date.



         Option grants made to current executive officers in 2004 are as shown in the following table:

         Executive Officer                                 Option Grants (1)
         -----------------                                 ------------------
                                                               (in shares)

         Robert D. Wachob                                        40,000
         President and Chief Executive Officer

         Robert C. Daigle                                        15,000
         Vice President, R&D
         Chief Technology Officer

         John A. Richie                                           13,000
         Vice President, Human Resources

         Robert M. Soffer                                          8,000
         Vice President, Treasurer and Secretary

         Paul B. Middleton                                         7,000
         Acting Chief Financial Officer and
         Corporate Controller

(1)The exercise price of all options was $59.85/share.

         IV. RETIREMENT PLANS. The Company also maintains the Rogers Corporation Defined Benefit Pension Plan (the "Pension Plan"), for which the current Executive Officers are eligible. The Pension Plan Table below reflects estimated annual benefits payable at age 65, the normal retirement age, at various compensation levels and years of service pursuant to Rogers' non-contributory defined benefit pension plans for domestic salaried employees.

Annual Pension Benefits (1) (2)

                  -------------------------------------------------------------------------------
Final Average                                 Years of Service
-------------------------------------------------------------------------------------------------
 Earnings (3)          5 years     10 years     15 years     20 years     25 years      30 years
-------------------------------------------------------------------------------------------------

   $125,000            $10,020      $20,050      $30,070      $40,100      $50,120       $60,150
   150,000              12,210       24,420       36,640       48,850       61,060        73,270
   175,000              14,400       28,800       43,200       57,600       72,000        86,400
   200,000              16,590       33,170       49,760       66,350       82,930        99,520
   225,000              18,770       37,550       56,320       75,100       93,870       112,650
   250,000              20,960       41,920       62,890       83,850      104,810       125,770
   275,000              23,150       46,300       69,450       92,600      115,750       138,900
   300,000              25,340       50,670       76,010      101,350      126,680       152,020
   325,000              27,520       55,050       82,570      110,100      137,620       165,150
   350,000              29,710       59,420       89,140      118,850      148,560       178,270
   375,000              31,900       63,800       95,700      127,600      159,500       191,400
   400,000              34,090       68,170      102,260      136,350      170,430       204,520
   425,000              36,270       72,550      108,820      145,100      181,370       217,650
   450,000              38,460       76,920      115,390      153,850      192,310       230,770
   475,000              40,650       81,300      121,950      162,600      203,250       243,900
   500,000              42,840       85,670      128,510      171,350      214,180       257,020

(1)  Benefits are calculated on a single life annuity basis.

(2) Federal law limits the amount of benefits payable under tax qualified plans, such as the Rogers Corporation Defined Benefit Pension Plan. Rogers has adopted a non-qualified retirement plan (the "Pension Restoration Plan") for: (i) the payment of amounts to all plan participants who may be affected by such federal benefit limitations and other plan provisions; and
     (ii) the payment of supplemental amounts to certain senior executives specified by the Compensation and Organization Committee of the Board of Directors. In general, the total pension benefit due an individual will be actuarially equivalent to the amount calculated under Rogers' qualified pension plan as if such federal benefit limitations did not exist, as if covered compensation included amounts deferred under a deferral plan, and for certain senior executives specified by the Compensation and Organization Committee of the Board of Directors, as if covered compensation included bonuses paid on or after January 1, 2004, as described in footnote 3 below. Accordingly, the benefits shown have not been reduced by such limitations or provisions.

(3) Final average earnings is the average of the highest consecutive five of the last ten years' annual earnings as of June 1 of each year. Covered compensation includes only salary, whether or not deferred under a deferral plan, and for certain senior executives over age 55 that have been specified by the Compensation and Organization Committee of the Board of Directors, including Messrs. Wachob, Richie and Soffer, covered compensation under the Pension Restoration Plan also includes bonuses paid on or after January 1, 2004, and will include bonuses paid before January 1, 2004 in the event of their death, disability, or termination of employment that results in the payment of severance. If there is a change in control of Rogers, covered compensation under the Pension Restoration Plan for these senior executives and for certain additional senior executives that have been specified by the Compensation and Organization Committee of the Board of Directors will also include bonuses paid before January 1, 2004. If there is a change in control of Rogers, the Pension Restoration Plan provides that benefits payable under such plan shall be reduced to an amount so that such benefits would not constitute so-called "excess parachute payments" under applicable provisions of the Internal Revenue Code of 1986. The five-year average earnings for Messrs. Wachob, Daigle, Richie, Soffer, and Middleton and their estimated years of credited service are: Mr. Wachob, $306,093 and 22 years; Mr. Daigle, $170,316 and 17 years; Mr. Richie, $163,821 and 28 years; Mr. Soffer, $159,604 and 26 years; and Mr. Middleton, $160,160 and 4 years.

         V. TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS. Rogers' severance policy for regular, full-time salaried employees provides, in general, for continuation of salary payments, health insurance and certain other benefits for employees whose employment has been involuntarily terminated. The number of weeks of salary and benefits continuance is based on length of service. The policy may be amended, modified or terminated at any time by Rogers, except in the case of the executive officers of Rogers as of November 1991. Such officers may elect the benefits of either the policy in effect in November 1991, or the severance policy, if any, which may be in existence at the time each such individual's employment terminates. The right of executive officers to make such an election may be cancelled by Rogers or the executive on three years written notice. Messrs. Wachob and Soffer would be entitled to 78 weeks of salary and benefit continuance upon termination of employment covered by the policy in effect in November 1991.

         The board of directors determined that it would be in the best interests of Rogers to ensure that the possibility of a change in control of Rogers would not interfere with the continuing dedication of Rogers executive officers to their duties to Rogers and its shareholders. Toward that purpose, Rogers has agreements with all current Executive Officers which provide certain severance benefits to them in the event of a termination of their employment during a 36 month period following a change in control, as defined in the agreements. The initial term of each agreement is three years and the term is automatically extended for additional one-year periods each anniversary date of the agreements, unless either party objects to such extension. If within a 36 month period following a change in control, an executive's employment is terminated by Rogers without cause, as defined in the agreements, or if such executive resigns in certain specified circumstances, then the executive is generally entitled to the following severance benefits: (i) twice his annual base salary plus bonus; (ii) two years of additional pension benefits; and (iii) the continuation of health and life insurance plans and certain other benefits for up to two years. The agreements provide that severance and other benefits be reduced to an amount so that such benefits would not constitute so-called "excess parachute payments" under applicable provisions of the Internal Revenue Code of 1986.